Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Digital World Acquisition Corp. on Form S-4 of our report dated April 13, 2022, with respect to our audit of the consolidated financial statements of Digital World Acquisition Corp. as of December 31, 2021 and for the year then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

May 16, 2022